EXHIBIT 4.5

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED ON MARCH 27, 2014, Blue Water Global Group, Inc. (“Borrower”), a Nevada corporation whose address is 202 Osmanthus Way, Canton, GA  30114, hereby promises to pay to the order of Annika Prim (“Lender”), an Accredited Investor as defined by the Securities Act of 1933, as amended (“Act”), the principal sum of One-Hundred Thousand (US$100,000) Dollars in lawful U.S. currency (“Loan”).  The principal amount, plus all accrued interest and expenses, shall be payable on or before two (2) years from the origination of this Loan, unless otherwise extended or modified in writing by both the Borrower and Lender.

Interest on the Loan shall accrue at ten (10%) percent per annum based on the principal amount.

The Borrower shall be entitled to prepay without penalty the entire unpaid principal balance, plus accrued interest and expenses, if any.  Upon such payment, the Borrower shall be relieved of all liability pursuant hereto.

Lender, at their sole option commencing one-hundred eighty (180) days from the origination of this Loan, may convert any or all of this Loan into shares of the Borrower’s common stock, $0.001 par value, at a fixed rate of one-half of one-cent ($0.005) per share.  Any shares issued in lieu of cash payments shall be issued pursuant to Rule 144 of the Act.  Further, all shares issued pursuant to this covenant shall carry registration rights on any of the Borrower’s subsequent registration statement(s) it may file with the Securities and Exchange Commission to make said shares of common stock unrestricted and free-trading.

If the Borrower fails to pay any principal, interest, and/or expenses, if any, of this Loan within ten (10) days of the date such payment is due, the Lender may declare the entire unpaid principal balance of, and all accrued interest and expenses, if any, on this Loan to be immediately due and payable without presentment, notice, protest or demand of any kind (all of which are expressly waived by the Borrower).  While in default, the outstanding principal balance of this Loan and all accrued interest and expenses on this Loan, if any, shall bear interest from the date of default at the lesser of: (i) twenty percent (20%) per annum, or (ii) at the maximum rate allowed by law.

Failure by the Lender to exercise any of its rights and remedies shall not constitute a waiver of the right to exercise the same at that or any other time.  All rights and remedies of the Lender for default under this Loan shall be cumulative to the greatest extent permitted by law.  Time shall be of the essence in the payment of interest and principal on this Loan and the performance of Borrower's other obligations under this Loan.

If there is any default under this Loan, and this Loan is placed in the hands of an attorney for collection, or is collected through any court, including, but not limited to, bankruptcy court, the Borrower promises to pay to the Lender reasonable attorney’s fees and court costs incurred in collecting or attempting to collect or securing or attempting to secure this Loan, provided the same is legally allowed by any applicable laws.

The invalidity or unenforceability of any provision of this Loan shall not impair the validity or enforceability of any other provision of this Loan.

The Borrower and any other party who may become primarily or secondarily liable for any of the obligations of the Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of

Convertible Promissory Note

protest and nonpayment, and further waive all exemptions to which they may now or hereafter be entitled to under any applicable laws, and further agrees that the Lender shall have the right, without notice, to deal in any way at any time, with the Borrower, or any other guarantor of this Loan or with any other party who may become primarily or secondarily liable for any of the obligations of the Borrower under this Loan without waiving any rights the holder of this Loan may have hereunder or by virtue of any applicable laws.

In the event arbitration, litigation, action, suit or other proceeding is instituted this Loan shall be interpreted, construed and enforced in accordance with the laws of the State of Nevada.  All disputes arising out of or under this Loan shall be adjudicated exclusively within the courts located within the State of Nevada and both parties hereby consent to such venue and exclusive jurisdiction of such courts, and waives any and all rights to proceed in any different form.

The undersigned hereby acknowledges and agrees to abide by the terms and covenants of the Loan as set forth above.

BLUE WATER GLOBAL GROUP, INC.,

Borrower

/s/ J. Scott Sitra

J. Scott Sitra

President and Chief Executive Officer

Blue Water Global Group, Inc.

Convertible Promissory Note